Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JLG Industries, Inc. Long Term Incentive Plan and to the incorporation by reference therein of our report dated September 12, 2003, except for Note 2 as to which the date is September 23, 2003 and Note 24 as to which the date is March 11, 2004, relating to the audited consolidated financial statements of JLG Industries, Inc. included in the Annual Report (Form 10-K/A) for the year ended July 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
April 12, 2004